Exhibit A

                      AGREEMENT PURSUANT TO RULE 13d l(f)
                   OF THE SECURITIES AND EXCHANGE COMMISSION


     AGREEMENT, to be effective as of October 29, 1996, among SENECA VENTURES, with its principal office at 68 Wheatley Road, Brookville, New York 11545, WOODLAND VENTURE FUND, with its principal office at 68 Wheatley Road, Brookville, New York 11545, WOODLAND PARTNERS, with its principal office at 68 Wheatley Road, Brookville, New York 11545, BARRY RUBENSTEIN, residing at 68 Wheatley Road, Brookville, New York 11545 and WOODLAND SERVICES CORP., with its principal office at 68 Wheatley Road, Brookville, New York 11545.

     WHEREAS, for convenience and expediency, each party hereto desires to file the statements required by ss.13(d) of the Securities Exchange Act of 1934, as amended, jointly with all other parties hereto; and

     WHEREAS, Rule 13D-1(f) promulgated by the Securities and Exchange Commission requires that this Agreement be set forth in writing and filed with the Commission;

     NOW THEREFORE, it is hereby agreed as follows:

     1. Each party hereto agrees that it will file all statements and reports required under ss.13(d) of the Securities Exchange Act of 1934, as amended, including without limitation, Schedule 13D, and all amendments of all such statements and/or reports, jointly with all other parties hereto.

     2. Any party hereto may hereafter terminate this Agreement, with respect to itself only, by giving written notice thereof to all other parties hereto, and to NETWORK

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PERIPHERALS INC., and the Securities and Exchange Commission. The withdrawal of any one or more parties shall not cause the termination of this Agreement with respect to the parties not giving notice of termination as aforesaid.

     3. Unless sooner terminated as provided in paragraph 2 above, this Agreement shall be for a period of one (1) year from the date hereof, and shall be automatically renewable for successive one (1) year periods, unless terminated by any party, as to such party, on sixty (60) days notice.

     4. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, we have executed this Agreement with the intention that it shall be binding upon us as of the day and year set forth above.


                                           s/ Barry Rubenstein
                                         -----------------------------------
                                         Barry Rubenstein, individually, and
                                         as General Partner on behalf of
                                         Seneca Ventures, Woodland Venture
                                         Fund, and Woodland Partners, and
                                         as President of Woodland Services
                                         Corp.




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